Unofficial Translation into English

Exhibit 4.16

Underwriting Agreement

that was prepared and signed in Tel Aviv

on the 30th of the month of January, 2011

BETWEEN:

RedHill Biopharma Ltd.

(hereinafter: the “Company”)

AND:

Poalim I.B.I. - Underwriting and Issues Ltd.

Apex Underwriting and Issue Management Ltd.

Excellence Nassuah Underwriting (1993) Ltd.

Meitav Issues & Finances Ltd.

Rosario Underwriting Services (A.S.) Ltd.

(hereinafter jointly: the “Underwriters”)

Whereas	It is the intention of the Company to publish a Prospectus (hereinafter: the “Prospectus”) in January 2011, in which it will offer to the public 13,100,000 ordinary shares of the Company each of NIS 0.01 nominal value together with 6,550,000 Series 1Warrantsthat may be realized into the Company’s ordinary shares (hereinafter: the “Offered Securities”); and

Whereas	In said Prospectus, the Company intends to determine that the securities will be offered in a unified offering in 131,000 units which include shares and Series 1 Warrants (hereinafter: the “Units”); and

Whereas	Said Units shall each include 100 of the Company’s ordinary shares and 50 option certificates at a unit price that shall not be less than a total of NIS 305 (hereinafter: the “Unit Price”); and

Whereas	The Company declares and undertakes that the securities that shall be offered in the Prospectus are not nor shall they be attached on the date of their allocation, as there are no rights or claims against them from any third party, that the Company has the full and sole right to issue and to offer said securities to the public and that all of the permits and approvals required for this purpose have been received; and

Whereas	The Underwriters have agreed to guarantee the acquisition of 16,400 Units out of the Units being offered (hereinafter: the “Guaranteed Units” or the “Guaranteed Securities”), which is at a price of NIS 305 per unit (hereinafter: the “Price to the Underwriters”);

Unofficial Translation into English

Therefore, it has been agreed, declared and stipulated between the parties as follows:

1.	Introduction

The preamble to this agreement and the appendices thereto constitute an inseparable part thereof. Any words in the plural in this agreement shall also mean the singular and vice versa.

In this agreement, the following terms shall mean as recorded next to it. Any terms which are not defined in this agreement and which appear in the Prospectus or in the Supplementary Announcement, shall have the significances attributed to them in the Prospectus and/or in the Supplementary Announcement, as the case may be.

“The Pricing Underwriters”:	Poalim I.B.I. - Underwriting and Issues Ltd.; Apex Underwriting and Issue Management Ltd.; Excellence Nassuah Underwriting (1993) Ltd.; Meitav Issues & Finances Ltd.; Rosario Underwriting Services (A.S.) Ltd.

“The Main Managers”:	The Pricing Underwriters.

“Licensed to receive applications”:	Members of the Stock Exchange.

“The Offering Coordinator”:	Poalim I.B.I.

“The Stock Exchange”:	The Tel Aviv Securities Exchange Ltd.

“The Prospectus”:	This means the draft Prospectus that will be published in January 2011 and any amendment thereto, should there be any.

2.	General

This agreement is based on the Prospectus that shall be published by the Company.

This agreement reflects the mutual obligations between the Underwriters, except where it is explicitly stated otherwise and with those changes that shall be agreed upon between the Underwriters as regards the purchasing obligations of the Underwriters as stipulated in clause 3 below and the mutual obligations between the Underwriters and the Company.

3.	The Underwriters’ rate of participation

Each one of the individuals of the Underwriters is participating in guaranteeing the purchase of the guaranteed Units as follows:

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Unofficial Translation into English

Name of underwriter	No. of Units whose purchase is obligatory
Poalim I.B.I. - Underwriting and Issues Ltd.	6,560
Apex Underwriting and Issue Management Ltd.	2,460
Excellence Nassuah Underwriting (1993) Ltd.	2,460
Meitav Issues & Finances Ltd.	2,460
Rosario Underwriting Services (A.S.) Ltd.	2,460
Total	16,400

4.	The underwriting obligation

4.1	The Underwriters hereby undertake to purchase from the Company, each one according to his proportional share as stated in clause 3 above, all of the guaranteed Units in respect of which the Company shall give notice that up until the time of closing the list of signatures, that no applications for the purchase thereof have been submitted for it, or that the Company shall not have been paid the price thereof in full for any reason whatsoever, up until the end of the first business day after the tender date.

Purchasing the guaranteed Units, inasmuch as this may be required as aforesaid, shall be undertaken at the price to the Underwriters less taxes and levies should these apply.

4.2	Each one of the individuals of the Underwriters shall be responsible to the Company according to the rate of their participation as stated above and without any mutual liability between the Underwriters.

4.3	The Underwriters, or any one thereof, may not submit applications to purchase Units in the offering through the Prospectus for themselves.

5.	Declaration of capacity

5.1	Each one of the Underwriters hereby declares to the Company and to the Main Managers that on the date of signing this agreement he is legally registered in the Underwriters Register under Regulation 3(b) of the Securities Regulations (Underwriting), (Amendment), 5767-2007 (hereinafter: the “Underwriting Regulations”), that he has an active status and that he is licensed to act according to the above regulations and declares and undertakes that as from the date of signing this agreement until completely fulfilling his obligations in respect thereof, he shall have this capacity and that he shall immediately give notice to the Company and to the Main Managers about any change in the veracity of his declaration concerning his capacity to serve as an Underwriter.

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Unofficial Translation into English

5.2	Each one of the individuals of the Underwriters hereby declares that on the date of signing this agreement he has the certain unconditional financial ability to fulfill all of his obligations under this agreement, he declares and undertakes that he shall have said financial ability until fully completing his aforesaid obligations or until it shall become clear that he does not have any liability, and that he shall immediately give notice to the Company and to the Main Managers about any change in the veracity of his declaration or in his ability to fulfill his undertakings as aforesaid.

5.3	Each one of the Underwriters hereby declares that he is permitted to bind himself with the underwriting obligations which are the subject of clause 3 of this agreement, also taking into account Regulation 10 of the Underwriting Regulations, and that he is complying with all of the qualifications listed in this Regulation in connection with his underwriting obligations in this agreement, and that he shall immediately give notice to the Company and to the Main Managers about any change in the veracity of his declaration or in his ability to fulfill his obligations as aforesaid.

5.4	Each one of the Underwriters hereby declares that up until the date of his signing this agreement and the Supplementary Announcement, he has fulfilled all of his obligations regarding reporting that is encumbent upon him by power of the Underwriting Regulations and that he shall submit to the Pricing Underwriter whose name first appears in the Supplementary Announcement, a full and detailed announcement according to the Regulation 16(c) of the Underwriting Regulations no later than two days (2 days) after completing the sale according to the offering which is the object of the Prospectus.

5.5	Should notification have been received as stated in sub-clauses 5.2 and 5.3 above, and/or should the Main Managers feel that there has been a change in the veracity of the declarations or in the ability of another Underwriter to fulfill his obligations as stipulated above, they are permitted, at their sole discretion, to give notice to the Underwriter about his leaving the consortium of Underwriters and his replacement with another or others, or that his share will be reduced, or to take a any other step that they deem fit suitable for purposes of safeguarding the underwriting of the Guaranteed Securities, including partial underwriting. Should the Main Managers exercise their authority as aforesaid, they shall give notification about this to the Company and the Company shall, without delay, give notification about this to the Securities Authority and to the Stock Exchange.

Under the aforesaid circumstances, each one of the Underwriters undertakes to sign an amended Prospectus, should said notification, in the opinion of the Securities Authority or the Pricing Underwriters, obligate an amendment of the Prospectus under Articles 25 and/or 25a of the Securities Law, 5728-1968.

Said amendment shall not of itself constitute grounds to release any Underwriter from his obligations under this agreement.

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Unofficial Translation into English

6.	Transferring money

6.1	Immediately before the tender date, the Offering Coordinator shall open a special trust account with a banking corporation, which bears interest, in the Company’s name (hereinafter: the “Special Account”). Said Special Account shall be managed solely by the Offering Coordinator for and on behalf of the Company, and those sums paid shall be deposited therein, inter alia, in respect of securities whose applications for their acquisition have been granted through the Offering Coordinator and through other members of the Stock Exchange according to the Prospectus terms, and the Offering Coordinator shall behave in respect thereof and shall act according to the Securities Law according to the Prospectus terms.

6.2	The coordinator shall pass on the money to the Company that shall have been paid for the Units in respect of those applications that have been granted (including yield) less the full sums of the commissions as stipulated in clause 9 below (with the addition of VAT in respect thereof), within one working day after having been received by him.

6.3	A condition for transferring the money is that back to back with the transfer of the money as stated in sub-clause 6.2 above, the Offering Coordinator shall receive confirmation about depositing the share certificates and the allocation documents with the Company in respect of the option certificates that were purchased by the public, for recording through which the Offered Securities will be traded on the Stock Exchange.

6.4	The sums of the commissions that were deducted by the Offering Coordinator shall be passed on to the Underwriters and to the distributors who are so entitled according to the Prospectus.

6.5	Notwithstanding the contents of sub-clauses 6.2 & 6.4 above and according to this agreement, the Offering Coordinator shall not pass on all of the money to the Company and to the Underwriters unless the conditions will have been fulfilled that are stipulated in the Stock Exchange instructions as regards complying with a minimum distribution and registering for trading on the Stock Exchange as described in the Prospectus.

6.6	Should the securities not be registered for trading, the Offering Coordinator shall refund to the clients the proceeds of the Units that had been paid by them, if this had been paid, together with the yield that had accumulated thereon should there have been any, less tax as required by law, if applicable.

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Unofficial Translation into English

7.	Exercising the underwriting obligation

7.1	On the first day of trading after the tender date, by no later than 15:00, the Company shall give notice to the Offering Coordinator about the total number of Units out of the Units being offered that the Underwriters must purchase according to the terms of this agreement.

7.2	Should the Underwriters be required to purchase Units out of the Units being offered according to the above notification, the Underwriters shall pay to the Company through the Offering Coordinator and according to the terms of the Prospectus, the proceeds for those Units that they must purchase as stated in this agreement, no later than by 17:00 on the third trading day after the tender date which is subject to the requirements having been fulfilled for minimum distribution and the other conditions for registering for trading on the Stock Exchange as described in the Prospectus.

7.3	Against receipt of the entire sum of the above proceeds, the Company shall pass on and allocate to the Underwriters those securities that they have purchased and shall deliver certificates to them in respect thereof.

7.4	The Underwriters shall be permitted to deduct from the proceeds in respect of the Units being offered to the public that they had to purchase, the sum total of the commissions to which they are entitled under this agreement (with the addition of VAT in respect thereof), provided that the total commissions shall not have been deducted at the same time according to clause 6.4 above.

7.5	This agreement shall be considered as an irrevocable application on the part of the Underwriters to purchase the guaranteed Units that they have undertaken to purchase as detailed in this agreement.

8.	Registering for trading

The Company shall endeavor and do everything in its power to ensure that the securities being offered according to the Prospectus and the Supplementary Announcement shall be registered for trading on the Stock Exchange.

9.	Commissions

In exchange for the undertakings and the services of the Main Managers and the Underwriters according to this agreement, including issue coordination services, the Company shall pay through the Offering Coordinator, no later than the first business day after the tender date (subject to clause 6 above) those sums stipulated below from the Special Account:

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Unofficial Translation into English

9.1	To the Main Managers
A commission for management, underwriting and participation at the rate of 5% of the total proceeds that shall be obtained in practice in respect of the Units being offered under the Prospectus. This commission shall be divided between the Underwriters and the Main Managers at the sole discretion of the Company together with Poalim I.B.I. In addition, the Company shall be permitted to pay to the Underwriters or to any one thereof, an achievement commission also at a sum that it shall decide upon at its sole discretion.

9.2	Poalim I.B.I.

A coordination commission totaling NIS 30,000.

Furthermore, the Company shall bear the expenses for due diligence checks by paying them directly to those who undertook the checks.

The commissions stipulated above shall be paid in full even in the event of the acquisition of Units by the Underwriters under the stipulations of this agreement. Should the Underwriters be obligated to purchase Units under the provisions of this agreement, said commissions shall be paid to each Underwriter after he shall have purchased the Units that he is obligated to purchase under this agreement and he shall pay the full proceeds in respect thereof.

To those Underwriters and entities that are “licensed businesses” as is meant by the Value Added Tax Law, the Company shall pay the commissions and those sums stipulated above with the addition of Value Added Tax.

Payments shall be made by the Company through the Offering Coordinator.

The Underwriters and those licensed to receive applications shall not be permitted, in any way, to give any discount on the price that a purchaser shall pay for any unit in respect of the Units he has purchased.

Those payments referred to in this clause, constitute the full payment that is being made to the Underwriters by the Company in connection with the securities offered according to the Prospectus, and the Company shall not be obligated to pay to the Underwriters any additional or other sum, either by way of a refund of expenses or as a commission in connection with the offering of the Units according to the Prospectus.

The Underwriters shall be entitled to pay distribution commissions to distributors, as they are defined according to the provisions of the Underwriting Regulations, out of the commissions to which they are entitled, at a reasonable and acceptable rate provided that no commission shall be paid to the final purchaser of the securities.

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Unofficial Translation into English

The Offering Coordinator shall not pass on any commissions to an Underwriter by power of this agreement other than after that Underwriter shall have made those reports to the Pricing Underwriter that he must deliver to him according to clause 5.4 above.

Notwithstanding the aforesaid, and without derogating from any other remedy that is at the disposal of the Company, any Underwriter who shall not comply with his obligation and not purchase the guaranteed Units that he has undertaken to purchase under the Underwriting Agreement, in whole or in part, shall not be entitled to receive any commission under the Underwriting Agreement.

10.	The Company’s declarations

The Company hereby declares and undertakes to the Underwriters that:

10.1	It has undertaken all of the checks to verify and ascertain the information that is included in the Prospectus, that the Prospectus, including any amendment that shall be made thereto as stated below, faithfully describes all essential information in connection with the Company, the facts, the agreements (in writing and verbally), the permits, the licenses and also all of the other essential particulars for the Company that is referred to therein, inasmuch as there may be an obligation to include such particulars in the Prospectus by any law and that there is no detail missing from the Prospectus that is likely to be important to a reasonable investor who is considering purchasing securities according to it and that it does not include any misleading detail as this is defined in the Securities Law, 5728-1968 (hereinafter: a “Misleading Detail”).

10.2	The Company shall indemnify the Underwriters or each one thereof owing to any financial obligation that may be placed upon them in favor of another person by a court ruling, including a court ruling that was granted in a compromise or an arbitrator’s ruling that was approved by the courts, for the reason that there was a Misleading Detail in the Prospectus and also in respect of the reasonable costs of the trial, including the lawyer’s fees incurred by any of the Underwriters or that he was charged by the court in said proceedings or in connection with a criminal indictment from which the Underwriter is acquitted or in which he was convicted of an offense which does not require criminal intent or owing to an investigation or proceedings that were taken against him by the relevant authority for carrying out investigations or proceedings and which ended without submitting an indictment against him and without having placed upon him any financial obligation as an alternative to criminal proceedings (as this is defined in the Companies Law, 5759-1999) or that ended without submitting an indictment against him but taking a financial obligation as a replacement for criminal proceedings in an offense that does not require proof of criminal intent, and all for the reason that there was a Misleading Detail in the Prospectus.

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Unofficial Translation into English

Each one of the Underwriters shall be permitted to demand from the Company in writing that it will hold any negotiations on his behalf or any defense against such a claim and for this purpose shall give the Company all the assistance required. Should the Company not fulfill the above requirements within 15 days from the date of the Company receiving a demand for this as aforesaid, then that same Underwriter may enter into a compromise with the plaintiff for any sum that it deems fit and the Company shall be obligated to indemnify him for the compromise sum and for any reasonable sum that he incurred during the pursuance of handling the claim and in direct contact with it provided that the Company was given notification in writing of 15 days in advance concerning the intention to enter into a compromise as aforesaid and the Company did not take it upon itself to manage the claim.

Notwithstanding the aforesaid, the sum of the total indemnification shall not exceed in any event a total of NIS 40,000,000 (linked to the Consumer Price Index starting with the index known on the date of signing this agreement) (hereinafter: the “Maximum Indemnification Sum”). Notwithstanding the aforesaid, no amount shall be paid in respect of said indemnification that exceeds 25% of the Company’s equity capital according to the Company’s last Consolidated Financial Statements (either audited or interim) at the time of the demand for indemnification by the Underwriters under this agreement (hereinafter: the “Interim Sum”), should there be a reasonable suspicion that its payment will prevent the Company from complying with its existing and expected obligations (apart from the Company’s obligations to the controlling owners thereof) on the date of the demand for indemnification by the Underwriters (hereinafter: the “Condition”). It is clarified that the payment of the indemnification up to the Interim Sum is not subject to the Condition, that there is nothing in the Condition that derogates from the rights of the Underwriters to remedies against the Company in accordance with and subject to any law and that said Condition shall not apply and if the Company shall have been issued with a liquidation order or if a temporary liquidator shall have been appointed for it in proceedings that shall be initiated not by any of the Underwriters with grounds under this agreement. Said indemnification shall not be given if it has not been proven that the Underwriter believed in good faith that there is nothing in the Prospectus that is a Misleading Detail. Furthermore, said indemnification shall not be given owing to an act that was undertaken by the Underwriter with intent or recklessly.

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Unofficial Translation into English

If, should the total of the indemnification sums that the Company is obligated to pay exceed the accumulated Maximum Indemnification Sum as stated above, or that exceeds the Maximum Indemnification Sum (that may exist at the time of the demand for indemnification), including taking into account the Interim Sum, then the Maximum Indemnification Sum or the balance thereof, as the case may be, shall be divided between the Underwriters who shall be entitled to indemnification in such a way that the indemnification sum that each one of the Underwriters shall receive in practice, shall be calculated according to the ratio between the total indemnification sum to which the Underwriters are entitled and that Underwriter’s proportional share in the total underwriting obligation as stated in clause 3 above. Notwithstanding the aforesaid, under circumstances where the Underwriters shall be charged for payments under a court ruling according to a ratio which is different to that appearing in clause 3 above, then the indemnification sum shall be divided between the Underwriters according to the ratio in which they were charged in the legal proceedings.

The aforesaid obligation for indemnification shall not apply to any Underwriter in connection with the existence of a Misleading Detail in the Prospectus that was based upon information that was given to the Company in writing or according to a request in writing by that Underwriter for purposes of using this information for preparing the Prospectus (including the Supplementary Announcement).

Upon delivery of any claim and/or demand for payment to any underwriter as stated above, then that Underwriter shall give notice about this immediately to the Company and to the Main Managers.

The aforesaid obligation for indemnification shall continue to apply to the Underwriters even if the Underwriting Agreement shall be canceled and the Company shall apply to the Securities Authority with an application to amend the Prospectus and to execute the offering without an obligation for underwriting as stated in clauses 14 & 15 below.

10.3	Without derogating from the generality of the declarations of the Company and its obligations as detailed in this clause 10, the Company shall submit the following documents to the Underwriters simultaneously upon signing this agreement:

10.3.1	A professional opinion from the lawyer for the offering according to the wording detailed in Appendix “B”.

10.3.2	Confirmation from the Company’s accountant according to the wording detailed in Appendix “C”.

10.3.3	An approval signed by the chairman of the Company’s board of directors, the Company’s chief executive officer and VP finance and operations according to the wording detailed in Appendix “D”.

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Unofficial Translation into English

11.	Additional obligations for disclosure

From the date of signing this agreement until the day of payment for the Units being offered according to the Prospectus:

11.1	The Company shall allow the Main Managers to view at their request, in a current manner, all of the minutes from general meetings, from the Company’s board of directors meetings, committees of the board of directors, as well as any other essential agreement (or draft agreement as aforesaid that has not yet been signed), that the Company is a party to. The Company undertakes to draw the Main Managers’ attention to any signing of an essential agreement immediately after its signature and in regard to holding negotiations regarding signing such an essential agreement.

11.2	The Company shall deliver in writing to the Main Managers all information that the Company shall be obligated to report on to the Securities Authority under the Securities Law (including reporting under Section D and Section E of the Law) and according to the Securities Regulations (Providing Notifications to the Authority), 5744-1984, and also all of the reports that the Company is obligated to make to the Stock Exchange according to its requirements, and it shall comply with its obligation to give statements to the Securities Authority and to the Stock Exchange as aforesaid.

The Company shall give notice to the Main Managers without delay concerning any change or the development of a trend for an essential change for the worse in the Company’s financial statements or in the methods of presenting the data therein.

11.3	If, after disclosing as aforesaid in clauses 7.2 & 7.3, the Main Managers shall decide to demand an amendment of the Prospectus or an amended Prospectus, the parties immediately shall take all of the steps required to the satisfaction of the Main Managers to effect said amendment with all possible speed, including an application to the Securities Authority according to Article 25 and/or 25a of the Securities Law.

11.4	Upon publishing any financial statement by the Company, the report shall be appended to the Prospectus without delay by means of amending the Prospectus or a corrected Prospectus in such a way that it will be acceptable to the Main Managers.

12.	The commencement of the Underwriters’ obligations

The Underwriters’ obligations under this agreement shall come into effect immediately upon (but not prior to) the Supplementary Announcement being published.

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Unofficial Translation into English

13.	Additional certifications

The Company shall submit to the Main Managers within two working days after the Prospectus date, a copy of an approval by advocates for the offering that approval has been received from the Stock Exchange to make the issue according to the Prospectus and that a Prospectus legally signed by the Company and its directors was indeed reported in Magna.

14.	Releasing an Underwriter from his obligations

Notwithstanding all of the contents of this agreement, should it become clear that the Prospectus includes a Misleading Detail of any kind or should the Securities Authority give an instruction to the Company under Article 25(a) and/or under Article 25a(b) of the Securities Law, to publish an amendment to the Prospectus or to publish a revised Prospectus, or in the event of the Company requesting (without it having received the consent of the Main Managers in advance for this) to make a correction to the Prospectus under Article 25a(a) of said law, then the Underwriters or any one thereof are permitted, upon giving notification to the Company within 2 working days from the date on which they were informed about one of the events referred to above, as the case maybe, but no later than 12 hours before the time of opening the list of signatures, to be released from all their obligations to the Company under the Underwriting Agreement. This situation shall occur if said Misleading Detail in the Prospectus as stated above was not known to that Underwriter at the time of signing the Underwriting Agreement, or if the instruction was given or the application was submitted owing to a matter that was not known about to that Underwriter at the time of signing the Underwriting Agreement, and where reasonably, had he indeed known about it, he would not have entered into an engagement with the Company through the Underwriting Agreement, or he would not have entered into an engagement through this agreement on those terms.

The Company shall give notice on the day to the Main Managers concerning the giving of an instruction by the Securities Authority to publish an amended Prospectus as aforesaid or concerning the Company’s application through a request to publish an amended Prospectus as aforesaid.

Should one or more of the Underwriters exercise his rights as aforesaid and be released from his obligations under the Underwriting Agreement as aforesaid, then the Company shall apply to the Securities Authority with a request to amend the Prospectus according to the provisions of Article 25a(a) of the Securities Law. Said request and the amendment of the Prospectus owing to this, shall not constitute, of itself, grounds to release any Underwriter from his obligations under this agreement.

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Unofficial Translation into English

Should any one of the Main Managers act according to this instruction and be released from his obligations as aforesaid without another Main Manager taking upon himself the obligation of the party being released, then the Underwriting Agreement shall be canceled also with the other Underwriters and the Company shall approach the Securities Authority with a request to amend the Prospectus or shall cancel the offering, at its discretion. In a situation where the Company shall have chosen not to cancel the offering but to execute it without the obligation of Underwriters, then the Company shall approach the Securities Authority with a request to publish an amended Prospectus that will not include the Underwriting Agreement and that shall not include therein the signatures of the Underwriters. If, for any reason, no amended Prospectus be published as aforesaid, then the offering shall be canceled.

15.	Circumstances for canceling the offering

Notwithstanding the contents of this agreement, it is agreed that the Main Managers shall be permitted to cancel all of the underwriting obligations under the Underwriting Agreement no later than the date of opening the list of signatures in the public tender, which is if, at their sole discretion, there be any significant change for the worse in the securities market in Israel or that there has been a change in the statesmanship, political, economic or security situation in Israel or in the world, which affects or is liable to significantly influence for the worse the capital market in Israel or the Company, despite the state at the time of signing the Underwriting Agreement. Under such circumstances, this agreement shall be canceled also with the other Underwriters, and the Company shall approach the Securities Authority with a request to amend the Prospectus or shall cancel the offering, all at its discretion.

Notification about canceling the obligation of the Underwriters and canceling the Underwriting Agreement as aforesaid shall be given with the signature of the Main Managers, and shall be considered as delivered to the Company at the time of its delivery to the Company’s registered office or the office of its lawyer for purposes of the offering.

In circumstances in which the Company has chosen not to cancel the offering, it shall approach the Securities Authority and request to publish an amended Prospectus where therein shall not be included the Underwriting Agreement and also shall not be included therein the signatures of the Underwriters. If for any reason the amended Prospectus shall not be published as aforesaid, then the offering shall be canceled.

16.	Action in the event of canceling the offering or an offering without Underwriters

In the event of a cancellation of the offering as stated in clause 14 above, the Company shall give notice about this by way of an Immediate Report and shall publish an announcement on this matter on that same day, as far as possible, in one newspaper, and on the next day in two daily newspapers that are the most widely distributed in Israel in the Hebrew language.

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Unofficial Translation into English

It is hereby clarified that if the offering shall be canceled under those circumstances stipulated in clause 14 above, then the Main Managers and/or the Underwriters and each one thereof shall not be responsible to the Company and the Company shall not be responsible to the Underwriters and/or to the Main Managers in respect of any damage that may be caused as a result of and/or in connection with the aforesaid cancellation and/or in respect of any expense that was incurred during the course of and/or in connection with handling the preparation of the Prospectus and/or during the negotiations prior to signing this agreement.

17.	A final agreement
This agreement exhausts all of the agreements between the parties and replaces any agreement, consensus, presentation or previous document between the parties in connection with the aforesaid matters contained therein. Furthermore, no change to this agreement shall have any validity unless it was undertaken in writing and signed by all of the parties or their legal representatives.

18.	Empowering for Magna
By their signature on this agreement, the Underwriters empower the Company’s electronic signatory to report on their behalf on the Magna System concerning their engagement through this agreement and their signature thereon and also about their signing the Supplementary Announcement.

And a witness whereof the parties have come to sign:

The Underwriters:
/s/ RedHill Biopharma Ltd.
/s/ Poalim I.B.I. - Underwriting and Issue	Redhill Biopharm Ltd.
Poalim I.B.I. - Underwriting and Issues Ltd.

/s/ Apex Underwriting and Issue Management Ltd.
Apex Underwriting and Issue Management Ltd.

/s/ Excellence Nassuah Underwriting (1993) Ltd.
Excellence Nassuah Underwriting (1993) Ltd.

/s/ Meitav Issues & Finances Ltd.
Meitav Issues & Finances Ltd.

/s/ Rosario Underwriting Services (A.S.) Ltd.
Rosario Underwriting Services (A.S.) Ltd.

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Unofficial Translation into English

Appendix C

February 1, 2011

For the attention of:

Poalim I.B.I. - Underwriting and Issues Ltd.

Tel Aviv

Dear Sir/Madam

Re.: RedHill Biopharma Ltd. Prospectus

At the request of RedHill Biopharma Ltd. (hereinafter: the “Company”), as its auditor, and in connection with the Prospectus for the first issue to the public dated February 1, 2011, we hereby report as follows:

1.	We have audited the report on the Company’s statement of financial position as of December 31, 2009, and the statement of total loss, the statement of changes in equity and the statement of cash flows for the period from August 3, 2009 until December 31, 2009. These financial statements are the responsibility of the Company’s Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Israel, including those prescribed by the Israeli Auditors (Mode of Performance) Regulations, 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and the results of its operations, changes in equity and its cash flow for the period between August 3, 2009 until December 31, 2009 according to the International Financial Reporting Standards (IFRS) and the provisions of the Securities Regulations (Annual Financial Statements) 5770-2010.

This, opinion, is based on our opinion on the financial statements for the aforementioned period that was provided on November 14, 2010.

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Unofficial Translation into English

We agree that this, our opinion, shall be included in the Company’s Prospectus which is due to be published in February, 2011.

2.	Introduction
We reviewed the Company’s financial data including the report on its financial state dated September 30, 2010, and the total loss statements, changes in equity (capital deficiency) and cash flows for the periods of 9 months and 3 months that ended on September 30, 2010 and for the period from August 3, 2009 until September 30, 2009. The Board of Directors and management are responsible for suitably preparing and presenting the Financial data for these interim periods according to the International Financial Reporting Standards (IFRS), and they are also responsible for preparing the financial data for these interim periods according to the provisions of the Securities Regulations (Annual Financial Statements), 5770-2010. It is our responsibility to express a conclusion concerning the financial data for these interim periods based upon our review.

Scope of the review
We prepared our review according to Review Standard No. 1 of the Institute of Certified Public Accountants in Israel “Review of financial data for interim periods assessed by that entity’s auditor”. A review of financial data for interim periods consists of enquiries, primarily with those responsible for financial and accounting affairs and from an application of an analytical review and other procedures. A review is quite substantially limited in scope as compared with an audit undertaken according to customary auditing standards in Israel which thus does not permit us to achieve certainty that we are aware of all the significant matters that could have been identified in an audit. Owing to this, we are not expressing an auditor’s report.

Conclusion

Based upon our review, no matter has come to our attention that causes us to feel that the above financial information does not suitably reflect, according to the International Financial Reporting Standards (IFRS) and the provisions of the Securities Regulations (Annual Financial Statements), 5770-2010, from all essential aspects, the Company’s financial position as of September 30, 2010 and the results of its activities, changes in equity (capital deficit) and its cash flows for the periods of nine months and three months ending on September 30, 2010 and for the period between August 3, 2009 until September 30, 2009.

This review report is based on a review report of the financial data for the aforesaid interim periods that was provided on November 14, 2010.

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Unofficial Translation into English

We agree that this review report may be included in the Company’s Prospectus that is due to be published in February, 2011.

3.	At the Company’s request, certain procedures were undertaken by us (as opposed to auditing or review procedures according to customary auditing standards), for the period from October 1, 2010 until February 1, 2011 (hereinafter: the “period”), which included the following procedures:

a.	We read the minutes of the Company’s shareholders meetings and the meetings of the Board of Directors and its committees that took place during the aforesaid period, after the Company’s management had informed us that all of the minutes of these meetings and board meetings had been given to us for perusal.

b.	We made enquiries with the Company’s management and with those responsible for the Company’s financial affairs and accounts and we were told by them that there are no financial statements for periods later than those appearing in the Prospectus.

c.	We made enquiries with the Company’s management regarding transactions and events after September 30, 2010 liable to significantly influence the Company’s business state and/or the results of its activities and/or its equity capital and/or its cash flows, beyond those that received suitable attention in the financial statements for the periods stipulated in paragraphs 1 and 2 above.

d.	We received a “Letter of Declaration” from the Company’s management.

The procedures that we undertook are limited in scope and do not constitute an audit or a review according to customary auditing standards. Nevertheless, we hereby indicate that during the execution of these procedures, we were not made aware of anything that points to the following:

a.	Since October 1, 2010 until February 1, 2011 (the date of approval of the financial statements), anything has happened or has been revealed that requires changes to the financial statements included in the Prospectus, and which has not been expressed therein.

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Unofficial Translation into English

b.	During this period, anything has happened or has been revealed which points to the fact that there has been any significant worsening in the Company’s financial business state and/or in the results of its activities and/or its equity capital and/or its cash flows compared with the situation reflected in the financial statements.

4.	We have perused the financial data in the Prospectus which relates to the Company and based upon data appearing in the Company’s books or in the audited financial statements or in the Company’s reviews, as the case may be, for the dates and periods indicated above.

Below are the relevant clauses that are included in the Company’s Prospectus and based only on the financial data appearing in the Company’s financial statements:

Section 1: Clauses 1.2
Section 3: Clauses 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7 & 3.8.
Section 6: Clauses 6.5, 6.14.2, 6.19, 6.21, 6.23, 6.29a & 6.29b.
Section 8: Clauses 8.1, 8.2 & 8.3.
Section 9: The entire section.

From our perusal of the data in the aforesaid clauses, nothing essential was brought to our attention that in our opinion points to the fact that there is any significant contradiction between the aforesaid information included in the Prospectus and the relevant financial data in the financial statements.

5.	In our opinion, the accounting and reporting rules that were implemented in the Company’s financial statements for the interim periods ending on September 30, 2010 which are included in the Prospectus and the manner of their implementation, are not essentially different from those that were implemented in the Company’s financial statements as of December 31, 2009 which are included in the Prospectus.

6.	The meanings of the terms “business state” and “results of activities” in this letter, are the customary accounting meanings. Thus, these terms relate to the financial statements in general and their meaning is identical in this letter to the meanings in our report which is included in the aforesaid Prospectus.

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Unofficial Translation into English

7.	We are and were independent of the Company as this term is meant by the Accountants Law, 5715-1955, and in the regulations that were enacted in accordance therewith, including the Accountants Regulations (Conflict of Interest and Damage to Independence as a Result of an Another Business) Temporary Provisions, 5768-2008, in the Auditing and Reporting Standards, in the Rules of Professional Conduct and in the instructions concerning the independence of accounting firms in Israel, and in the decision of the Securities Authority concerning the independence of an auditor.

8.	If during the period between this our letter and up until the date of closing the signatures, any information shall come to our attention concerning an event that could cause a situation whereby the contents of this letter, in whole or in part, become incorrect or misleading at that time, then any such event shall immediately be brought to your attention. To remove any possible doubt, we hereby indicate that we have not been requested, nor is it our intention, to prepare any particular procedures regarding the aforesaid period.

9.	This letter is intended only for providing information to you and to the other underwriters in this issue only, and it may not be referred to in a prospectus nor in any other document nor may a copy thereof be passed on to any entity whatsoever unless this shall be required under the law. Our consent in this clause is dependent upon immediately notifying us about any such demand.

Yours sincerely,

Kesselman & Kesselman

C.P.A.

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Unofficial Translation into English

Appendix D

February 1, 2011

For the attention of:

Poalim I.B.I. - Underwriting and Issues Ltd.

and the other underwriters in this issue

Dear Sir/Madam

Re.: RedHill Biopharma Ltd. Prospectus dated February 2, 2011

(Hereinafter: the “prospectus”)

We, the Chief Executive Officer and chairman of the Board of Directors of RedHill Biopharma Ltd. (hereinafter: the “Company”) and the Company’s Vice Chief Executive Officer Finance and Operations, after having read and checked the Prospectus, hereby declare and confirm that:

(a)	The prospectus correctly and reliably describes all of the items, facts and information referred to therein and that it was legally signed by the Company and the Company’s board of directors.

(b)	The Company’s board of directors was legally appointed.

(c)	The declarations, assessments, estimates, facts, calculations, deductions and forecasts included in the prospectus, if so included, were undertaken in good faith after a suitable and fair check and assessment based on a professional examination.

(d)	There is no misleading item in this Prospectus as meant and defined in the Securities Law, 5728-1968, and no item is lacking therefrom which is likely to be important for a reasonable investor who is considering purchasing the security according thereto, and every detail is as required according to the Securities Regulations (Prospectus Details, its Structure and Form), 5729-1969.

(e)	The statements and the information included in the Prospectus regarding the years and the periods as stated in the Company’s audited statement and in the interim financial review (unaudited), correctly reflect the state of the Company in respect of the years and the periods included in these statements.

(f)	As of the Prospectus date, the Company had not yet purchased insurance cover for its activities, because as of the Prospectus date, the Company had not yet commenced undertaking clinical trials. Before commencing such clinical trials, the Company shall act to purchase suitable insurance cover to cover its activities.

(g)	The Prospectus correctly and truthfully describes the Company’s share capital and the holdings of its shareholders.

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Unofficial Translation into English

(h)	Since the dates according to which data of any kind was provided in the Prospectus and up until the date of publishing the Prospectus, there has not been any essential change for the worse in the Company’s state, in its business results or its assets which are essential for the Company, nor has any event occurred which is important for a reasonable investor who is considering purchasing the securities being offered according to the Prospectus.

(i)	We hereby undertake to immediately report to the chief consortium directors concerning the occurrence of any event and/or change or about any new information that may come to our attention during the period from the date of publishing the prospectus, signing the underwriting agreement up until the date of closing the list of signatures, which, had they been known prior to the date of publishing the Prospectus there would have been a need to include them in the Prospectus according to the law.

Your sincerely,

Dror Ben-Asher	Ori Shilo
Chief Executive Officer of the company and Chairman of the Board of Directors	Vice Chief Executive Officer Finance & Operations

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